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                           CERTIFICATE OF AMENDMENT TO
                         CERTIFICATE OF INCORPORATION OF
                             PUSH ENTERTAINMENT INC.

PUSH ENTERTAINMENT INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, HEREBY CERTIFIES
THAT:

         1.       The name of the Corporation is PUSH ENTERTAINMENT INC.

         2. A certificate of Incorporation ("the Certificate") dated the 7th day of January, 1998, was filed in the office of the Secretary of State of the State of Delaware on January 7, 1998. Pursuant to a unanimous resolution passed by the Incorporator and provisional and sole shareholder of the Corporation the following amendment to the Certificate was adopted as permitted by Section 242 of the General Corporate Law of the State of Delaware.

         3.       Section 4 of the Certificate is amended to read as follows:

                  The total number of shares of the capital stock which the Corporation shall have authority to issue is Fifty-five Million (55,000,000), divided into Fifty Million (50,000,000) shares of common stock of the par value of $.001 per share and Five Million (5,000,000) shares of preferred stock of the par value of $.001 per share.

                  As to the preferred stock of the Corporation, the power to issue any shares of preferred stock of any class or any series of any class and designations, voting powers, preferences, and relative participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, shall be determined by the Board of Directors.

                  Cumulative voting as provided for in Section 214 of Title 8 of the Delaware Code shall not apply to this Corporation.

                  Preemptive rights as provided for in Section 102(b)(3) of Title 8 of the Delaware Code shall not be granted and are hereby expressly denied.

IN WITNESS WHEREOF the said PUSH ENTERTAINMENT INC. has caused this Certificate of Amendment to be signed by its incorporator and provisional and sole shareholder this 23rd day of February, 1998.

                                                       -------------------------
                                                       DANNY D. LOWE
                                                       SOLE SHAREHOLDER AND
                                                       INCORPORATOR


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